EXHIBIT 99.1
Contacts:	Rebecca Geier Corp. Comm./Investor Relations Manager (512) 683-6873	Jennifer Howard-Brown Media Relations Manager (512) 683-8713

National Instruments Reports Record Quarterly Revenue and Net Income

Company Reports Record Annual Revenue of $514 Million in 2004 -- Up 21 Percent Year-Over-Year

AUSTIN, Texas -- Jan. 27, 2005 -- National Instruments (Nasdaq: NATI) reported record fourth quarter revenue of $137 million, a 9 percent sequential increase from Q3 2004. Fully diluted earnings per share for Q4 2004 were 20 cents with record net income of $16.5 million, up 47 percent from Q4 2003.

For 2004, revenue totaled $514 million, up 21 percent from $426 million in 2003, marking record annual revenue for National Instruments and the company's 27th year of revenue growth. Fully diluted earnings per share (EPS) for 2004 were 59 cents with net income of $49 million, a 46 percent increase over 2003.

During Q4, the company added $26 million in net cash and short-term investments, bringing the total as of Dec. 31, 2004, to $227 million. The company also announced a quarterly dividend of 5 cents per share on its common stock payable on Feb. 28, 2005, to shareholders of record on Feb. 7, 2005.

"Our strategic investment in R&D paid off with a record number of new products released in 2004," said Dr. James Truchard, NI president and CEO. "I am pleased with the progress the company has made in establishing strategic new growth areas for virtual instrumentation, such as high-performance measurements, industrial and machine control, and graphical system design, where we have seen early success."

Q4 2004 and FY 2004 Highlights

  Record quarterly revenue, up 9 percent sequentially
  Record annual revenue of $514 million, up 21 percent over 2003
  Record quarterly net income of $16.5 million
  Net income for 2004 of $49 million, a 46 percent increase year-over-year
  Record sales for NI LabVIEW, PXI, data acquisition, machine vision, distributed I/O and modular instruments in Q4
  Strong investment in R&D with record number of new products in 2004
  Record cash and short-term investments balance of $227 million
  NI CompactRIO, a rugged, LabVIEW FPGA-based platform for industrial control, named finalist for EDN's Product of the Year
  NI SignalExpress named finalist for Test & Measurement World's Test Product of the Year
  NI named to FORTUNE magazine's 100 Best Companies to Work For list for sixth consecutive year

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National Instruments Reports Record Quarterly Revenue and Net Income
Jan. 27, 2005

"With a 21 percent increase in revenue year-over-year and 46 percent increase in net income, we are pleased to deliver on our goal of driving operating leverage in 2004," said NI CFO Alex Davern. "We have passed the milestone of half a billion dollars in revenue, making significant progress toward our goal of reaching $1 billion in revenue in 2008."

Geographically, the growth of revenue in U.S. dollar terms for Q4 2004 compared to Q4 2003 was as follows: up 15 percent in the Americas and up 11 percent in Europe and Asia, equaling overall growth of 12 percent. In local currency terms, revenue was up 1 percent in Europe and up 10 percent in Asia, for an overall local currency growth of 8 percent.

The company's Q4 2004 results include the following notable items:

    Sales and marketing expenses for Q4 include the approximately $2 million that NI donated to 150 educational institutions worldwide. As said in the Q3 conference call, NI intended to use $2 million from the damages award the company received from The MathWorks, Inc. in Q4 to further engineering education by extending the adoption of National Instruments LabVIEW and NI virtual instrumentation platforms in universities worldwide.
    The net patent litigation credit of $2 million in Q4 is composed of two elements: (1) a net gain of approximately $6 million from the damages award received after the Court of Appeals affirmed NI's judgment against the The MathWorks, Inc. in the 2003 jury trial and (2) a $4 million charge the company has taken in Q4 related to a new patent case concerning the newly created version of The MathWorks, Inc. Simulink(R) Service Pack 1 for Release 14. The Federal Court for the Eastern District of Texas has ruled that a new trial is needed to decide the infringement issues presented by the newly released version of Simulink. This charge of $4 million represents the accrual for estimated legal costs to take this case through trial.
    Other expense in Q4 included a net charge of $2.3 million related to a $2.5 million write-off of an investment, offset by a $242,000 gain on the sale of a subsidiary. The $2.5 million write-off is related to a 10 percent minority position NI owns in a small start-up. This investment, made in 2001 is the company's only minority investment. The $242,000 gain is related to the sale of NI's German systems integration company. This company had revenues of approximately $8 million in 2004 and represents the system integration arms of two German software companies acquired in 1998 and 1999. This business had gross margins significantly lower than the overall company. It now operates independently as one of NI's global select integrators. The sale was effective Dec. 31, 2004.

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National Instruments Reports Record Quarterly Revenue and Net Income
Jan. 27, 2005

    In Q4, as a result of the significant fall in the U.S. dollar, the company recognized a gain on foreign exchange of $2.1 million. This is an unusually large gain and is unlikely to be repeated in future quarters.

Guidance for 2005

For the full year of 2005, the company is budgeting for record revenue and double-digit revenue growth with fully diluted EPS of between 80 to 90 cents. This corresponds to an EPS increase of between 35 percent and 50 percent in 2005. This budget assumes mid-teen operating margins for the year and a tax rate of 24 percent. For Q1 2005, NI currently expects revenue to be relatively flat sequentially and estimates fully diluted EPS to be in the range of 16 to 20 cents per share.

Interested parties can listen to a conference call today, Jan. 27, 2005, beginning at 4:00 p.m. CST, at www.ni.com/call.Replay information is available by calling (719) 457-0820, confirmation code #469778, from Jan. 27, 2005, at 7:00 p.m. CDT, through Feb. 2, 2005, at 12:00 a.m. CST.

This release contains "forward-looking statements," including statements related to establishing strategic new growth areas, progress toward $1 billion revenue goal, gain on foreign exchange that is unlikely to be repeated, record revenue and double-digit revenue growth for 2005, EPS, 2005 operating margins and tax rate, and Q1 2005 revenue and EPS. These statements are subject to a number of risks and uncertainties, including the risk of adverse changes in the global economy, delays in the release of new products, fluctuations in customer demand for NI products, manufacturing inefficiencies, and foreign exchange fluctuations. Actual results may differ materially from the expected results. The company directs you to documents filed with the SEC for other risks associated with the company's future performance.

About National Instruments

National Instruments (www.ni.com) is a technology pioneer and leader in virtual instrumentation -- a revolutionary concept that has changed the way engineers and scientists in industry, government and academia approach measurement and automation. Leveraging the PC and its related technologies, virtual instrumentation increases productivity and lowers costs through easy-to-integrate software, such as the NI LabVIEW graphical development environment, and modular hardware, such as PXI modules for data acquisition, instrument control and machine vision. Headquartered in Austin, Texas, NI has more than 3,400 employees and direct operations in 41 countries. In 2003, the company sold products to more than 25,000 companies in 90 countries. For the past six years, FORTUNE magazine named NI one of the 100 best companies to work for in America. Readers may obtain investment information from the company's investor relations department by calling (512) 683-5090, by sending e-mail to nati@ni.com or by visiting www.ni.com/nati.

The condensed consolidated balance sheets and statements of income follow.

CompactRIO, LabVIEW, NI, ni.com and SignalExpress are trademarks of National Instruments. Other product and company names listed are trademarks or trade names of their respective companies. Simulink(R) is a registered trademark of The MathWorks, Inc.

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National Instruments Reports Record Quarterly Revenue and Net Income
Jan. 27, 2005

National Instruments

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$ 82,216	$ 53,446
Short-term investments	144,392	141,227
Accounts receivable, net	87,312	77,970
Inventories, net	54,043	38,813
Other current assets	24,341	19,669
Total current assets	392,304	331,125

Property and equipment, net	149,783	151,612
Intangibles, net and other assets	40,328	42,414
Total assets	$ 582,415	$ 525,151

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 25,208	$ 29,567
Accrued expenses and other liabilities	57,461	46,228
Total current liabilities	82,669	75,795

Deferred income taxes, net	13,297	9,904
Total liabilities	95,966	85,699

Stockholders' equity:
Preferred stock	-	-
Common stock	789	783
Additional paid-in capital	98,897	95,070
Retained earnings	384,118	349,994
Other	2,645	(6,395)
Total stockholders' equity	486,449	439,452
Total liabilities and stockholders' equity	$ 582,415	$ 525,151

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National Instruments Reports Record Quarterly Revenue and Net Income
Jan. 27, 2005

National Instruments

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)
	Three Months Ended			Year Ended
	December 31,			December 31,

			Percent			Percent
	2004	2003	Inc/(Dec)	2004	2003	Inc/(Dec)

Net sales	$136,975	$121,910	12%	$514,088	$425,892	21%
Cost of sales	36,332	31,074	17%	135,473	111,672	21%
Gross profit	100,643	90,836	11%	378,615	314,220	20%

Sales and marketing	48,603	43,528	12%	188,727	160,478	18%
Research and development	21,621	20,398	6%	84,692	70,896	19%
General and administrative	11,188	9,314	20%	41,390	34,543	20%
Patent litigation	(2,074)	4,143	(150%)	1,110	7,954	(86%)
Total operating expenses	79,338	77,383	3%	315,919	273,871	15%

Operating income	21,305	13,453	58%	62,696	40,349	55%

Interest income, net	853	573	49%	2,874	2,449	17%
Foreign exchange gain, net	2,118	1,008	110%	1,287	1,125	14%
Other income (expense), net	(2,296)	(37)	6105%	(2,044)	568	(460%)

Income before income taxes	21,980	14,997	47%	64,813	44,491	46%
Provision for income taxes	5,495	3,749	47%	16,203	11,123	46%

Net income	$16,485	$11,248	47%	$48,610	$33,368	46%
Earnings per share:
Basic	$0.21	$0.14	50%	$0.62	$0.43	44%

Diluted	$0.20	$0.14	43%	$0.59	$0.41	44%

Weighted average shares outstanding:
Basic	78,823	77,804	1%	78,680	77,438	2%

Diluted	81,802	81,612	-	82,096	80,946	1%

Dividends declared per share	$0.05	$0.03	67%	$0.18	$0.07	157%

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